Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Pamela A. Matthews
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6532
(415) 738-6500

DIGITAL REALTY TRUST, INC. SELLS TWO NON-CORE ASSETS

San Francisco, CA – April 2, 2007 – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate datacenters and Internet gateways, announced today the sale of 100 Technology Center Drive, a 197,000 square foot suburban office building located in Stoughton, Massachusetts and 4055 Valley View Lane, a 240,000 square foot office building located in suburban Dallas, Texas. The combined sale price for the properties was $78.5 million, resulting in an estimated total gain on sale of $18.1 million.

“The sale of these two non-core office buildings allows us to redeploy capital to support our acquisition and redevelopment programs,” commented Michael Foust, CEO of Digital Realty Trust. “Our focus is on growing our portfolio of income producing datacenter facilities as well as building out and leasing additional highly improved datacenter space from our inventory of space held for redevelopment.”

During the first quarter of 2007, Digital Realty Trust completed $160.7 million of acquisitions totaling 787,000 square feet, including approximately 411,000 square feet of space held for redevelopment. The Company currently has construction projects underway in eleven U.S. and European markets totaling over 500,000 rentable square feet of Turn-Key Datacenter™ and build-to-suit datacenter space.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. Digital Realty Trust’s 62 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 11.8 million rentable square feet, including 1.9 million square feet of space held for redevelopment, Digital Realty Trust’s portfolio is located in 25 markets throughout North America and Europe. For additional information, please visit the Digital Realty Trust’s website at www.digitalrealtytrust.com.

560 MISSION STREET, SUITE 2900

SAN FRANCISCO, CA 94105

415-738-6500

Safe Harbor Statement

This press release contains forward-looking statements, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions at acceptable return levels; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to successfully redevelop properties acquired for such purposes; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the United States Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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